Exhibit 10.39
DEBT ASSUMPTION AGREEMENT
THIS DEBT ASSUMPTION AGREEMENT (the “Agreement”) made as of the 26th day of July, 2007, by and between Rio Vista Energy Partners L.P., a Delaware limited partnership (“Parent”) and Regional Enterprises, Inc., a Virginia corporation (“Merger Sub”).
RECITALS:
Parent owns 100.00% of the issued and outstanding shares of capital stock of Merger Sub.
Merger Sub has acquired by merger all of the assets and liabilities of Regional Enterprizes, Inc., a Virginia corporation (“Company”).
To consummate the merger with the Company, Merger Sub paid (or will pay) to the shareholders of the Company the approximate sum of up to $9,000,000.
To finance the acquisition of the Company, Parent advanced to Merger Sub the sum of $500,000 as a capital contribution and the sum of $2,500,000 as a loan and Merger Sub became obligated for a loan in the amount of $5,000,000 from RZB Finance LLC (“Lender”) made to Parent under Parent’s new borrowing facility with the Lender (the “RZB Advance”), which Parent advanced to Merger Sub and which is evidenced by the promissory note attached hereto (the “Debt Assumption Note”).
Notwithstanding the provisions of the Debt Assumption Note, Merger Sub and Parent intend for Merger Sub to be primarily responsible for the RZB Advance and are entering into this Agreement to formalize and document such intention, provided that this Agreement shall not limit or impair any of RZB’s rights or remedies against Parent, Merger Sub or any other obligor.
AGREEMENT:
NOW, THEREFORE, in consideration of the premises and of the mutual covenants hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

Notwithstanding the Debt Assumption Note:
1) Parent and Merger Sub agree that Primary responsibility for the repayment of the RZB Advance shall be the sole obligation of Merger Sub, but the foregoing is not intended to and shall not limit or impair any of RZB’s rights or remedies against Parent, merger Sub, or any other obligor.;
2) All payments due and payable under the Debt Assumption Note shall be paid by Merger Sub directly to Lender; and
3) Parent and Merger Sub agree to take commercially reasonable action to induce the Lender to redraw the documents related to the RZB Advance to reflect this Agreement, but acknowledge that RZB has no commitment or agreement to comply with any request to do so and maybe unwilling to do so.
This Debt Assumption Agreement shall terminate and be of no further force or effect on and after the earlier of the date on which (i) the documents that evidence the RZB Advance are amended to substitute Merger Sub for Parent as the primary obligor thereon, or (ii) Parent provides written notification to Merger Sub that this Agreement is terminated. Termination shall not limit or impair Merger Sub’s obligations under the Debt Assumption Note without the prior written consent of RZB.
In Witness Whereof, this Debt Assumption Agreement is hereby executed and delivered this 26th day of July, 2007.

RIO VISTA ENERGY PARTNERS L.P.		REGIONAL ENTERPRISES, INC.

By:	Rio Vista GP LLC, General Partner

By:	/s/ Ian T. Bothwell	By:	/s/ Ian T. Bothwell

Title:	Acting Chief Executive Officer	Title:	President

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